UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2014

ALDEYRA THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36332	20-1968197
(Commission File No.)	(IRS Employer Identification No.)

15 New England Executive Park

Burlington, MA 01803

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 270-0630

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Aldeyra Therapeutics, Inc. (the “Company” or “Aldeyra”) hired Stephen Tulipano and appointed him as its Chief Financial Officer and as its principal financial and accounting officer as of June 23, 2014. In reliance on the instruction to paragraph (c) of Item 5.02 of Form 8-K, the Company is filing this Form 8-K on the same day that the Company is making the public announcement of the appointment of Mr. Tulipano by means other than this Form 8-K.

From 2006 to 2010, Mr. Tulipano served as Chief Financial Officer of Javelin Pharmaceuticals, Inc. (“Javelin”). Prior to that, from 1998 to 2006, Mr. Tulipano was at Biogen Idec, Inc. where he served as Director of Corporate Accounting. Since leaving Javelin, and prior to joining Aldeyra, Mr. Tulipano provided accounting and management advisory services with Corporate Finance Group, Inc. (2013 to present) and Three Tulips, Inc. (2011 to present).

In connection with his hiring, the Company and Mr. Tulipano entered into an offer letter, the Company’s standard form of invention assignment agreement and will enter into the Company’s standard form indemnification agreement. Mr. Tulipano’s offer letter provides for an initial base salary of $260,000 per year, annual bonus eligibility with an annual target payout of 30% of base salary, a stock option grant of 67,642 shares of the Company’s common stock pursuant to the terms and conditions of the Company’s 2013 Equity Plan which will vest over four years of employment with the Company, and other employee benefit plans and programs.

A copy of the press release announcing Mr. Tulipano’s appointment is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALDEYRA THERAPEUTICS, INC.

By:	/s/ Todd C. Brady, M.D., Ph.D.
Name:	Todd C. Brady, M.D., Ph.D.
Title:	President and Chief Executive Officer

Dated: June 19, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release